UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 8, 2010
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas	75254

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (972) 490-9600
Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On December 8, 2010, we borrowed $150 million on our $250 million senior credit facility with Bank of America, as Agent, resulting in an outstanding principal balance of $185 million.
In the ordinary course of our business, we evaluate acquisitions of hotel-related assets, as well as restructurings of mezzanine loan investments we hold. We view some of our mezzanine loan investments as potential opportunities to convert the loans into equity or acquire title to the underlying properties. At any given time, we may be party to letters of intent or conditional agreements with respect to possible acquisitions or loan restructurings and in various stages of due diligence and underwriting. Our recent credit facility borrowing was meant to provide us with flexibility and sufficient liquidity to pursue potential transactions, and we may use the proceeds to effect an acquisition or loan restructuring, including, in whole or in part, in connection with a possible restructuring of the mezzanine loan tranches associated with our existing Highland Hospitality investment described below.
We are party to two joint ventures with PRISA III Investments, LLC (an affiliate of Prudential Real Estate Investors, “PREI”) that acquired mezzanine loan tranches associated with the hotel portfolio of Highland Hospitality, a formerly publicly-traded lodging REIT. The Highland Hospitality portfolio consists of 29 luxury, upper upscale and upscale full-service and premium limited service hotels with 8,667 rooms located in primary and secondary markets in 14 states and the District of Columbia. We invested $17.5 million in the first joint venture and $15.0 million in the second joint venture. The Highland Hospitality portfolio is encumbered by approximately $1.3 billion in first-lien mortgage indebtedness or mezzanine indebtedness senior to the mezzanine loan tranches held by our joint ventures.
The borrowers under the various Highland Hospitality mezzanine loan tranches stopped making debt service payments in August 2010. We are currently pursuing our remedies under the loan documents, as well as negotiating with the borrowers, their equity holders, senior secured lenders and senior mezzanine lenders and PREI with respect to a possible restructuring of the mezzanine tranches owned by our joint ventures and PREI and of the indebtedness senior to such tranches. As we hold our Highland Hospitality loans in joint ventures, our participation in a possible restructuring, including a conversion of the loans into equity and assumption of senior indebtedness associated with the portfolio, would be through a joint venture with PREI or PREI and a third party. Our interest in the joint venture may be non-controlling.
We can give no assurance that we will acquire any additional hotel-related assets or restructure any loan investments or, if we do, what the terms or timing of any such acquisition or restructuring will be. In particular, no definitive agreement has been reached regarding the terms or conditions of any restructuring of the Highland Hospitality mezzanine loan tranches or the terms or conditions of any related joint venture, including our ownership interest and capital commitment. If we are unsuccessful in our discussions related to the Highland Hospitality portfolio or other possible investments, we may repay all or part of our recent credit facility borrowing or use the proceeds for general corporate purposes.
The Company expects that the future repayment of the credit facility may come from any of the following sources: identified asset sales anticipated in 1Q2011, cash flow from operations, property level debt financing, common equity, preferred equity, convertible debt, monetization of existing mezzanine loan positions, insurance claim proceeds, sale of joint venture interests, return of unused credit line borrowings, the modification of the current line, or replacement with a new credit line.
Certain statements and assumptions contained herein or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing of an acquisition, restructuring or financing, the timing for execution of definitive agreements for a possible transaction, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and timing of repayments of debt. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included herein are only made as of the date of this form 8-K. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 10, 2010

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel